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Exhibit 10.38

Summary of Compensation Arrangements
Applicable to Named Executive Officers of Overstock.com, Inc.

        The Compensation Committee (the "Committee") of the Board of Directors of Overstock.com, Inc. (the "Company") oversees and reviews the Company's executive compensation policies and programs and approves the form and amount of compensation to be paid to the Company's executive officers.

Annual Compensation—Base salaries and bonuses

        The Company is not a party to any written employment agreement with any of its named executive officers.

        Effective January 1, 2005, the Company pays each of its named executive officers (as defined in Item 402(a)(3) of Regulation S-K), other than its President and chief executive officer, base salaries at the annual rate of $100,000. The Company does not pay its President and chief executive officer, Patrick M. Byrne, any base salary.

        On February 4, 2005, the Committee approved bonus payments to the named executive officers as a result of the officers' performance in 2004 as follows:

Name and Title	Bonus
David Chidester, Vice President Finance	$75,000
Jonathan Johnson, Vice President, Corporate Affairs and Legal	$75,000
Russell (Tad) Martin, Vice President of Merchandising and Operations	$75,000
Shawn Schwegman, Vice President of Technology	$75,000

        The Committee had also previously approved additional bonus payments earlier during 2004 to Mr. Johnson in the amount of $50,000 and Mr. Chidester in the amount of $20,000.

        The President and chief executive officer of the Company, Dr. Patrick M. Byrne, is a named executive officer, but declined to accept any bonus payment during or relating to 2004.

Long Term Incentive Awards—Stock option awards

        The Company maintains its 2002 Stock Option Plan, as amended, under which the Committee and the Board have the power to grant options and other awards to employees, including the named executive officers. No options or other awards have been made during 2005 to any named executive officer, and no plan or arrangement exists at March 10, 2005 regarding future grants to any named executive officer. During 2004, option grants were made to the persons who are now named executive officers of the Company as follows:

Name and Title	Options
Patrick M. Byrne, President and chief executive officer	0
David Chidester, Vice President Finance	25,000
Jonathan Johnson, Vice President, Corporate Affairs and Legal	5,000
Russell (Tad) Martin, Vice President of Merchandising and Operations	25,000
Shawn Schwegman, Vice President of Technology	10,000

        All of the stock options granted have an exercise price per share of $18.58, which was the last sales price of the Company's common stock on the Nasdaq National Market System on the date of grant.

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Summary of Compensation Arrangements Applicable to Named Executive Officers of Overstock.com, Inc.